Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter and Annual Results

Philadelphia, PA – March 7, 2011

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record 4th Quarter Operating Profit

PHILADELPHIA, March 7, 2011 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands today announced earnings of $75 million and $273 million for the fourth quarter and year ended January 31, 2011, respectively. Earnings per diluted share were $0.45 for the quarter and $1.60 for the year.

Total Company net sales rose by 14% over the same quarter last year to $668 million. Comparable retail segment net sales, which include our direct-to-consumer channels, improved 4% for the quarter while comparable store net sales decreased 2% for the quarter. Comparable retail segment net sales at Anthropologie, Free People and Urban Outfitters increased 1%, 28%, and 5%, respectively for the quarter. Direct-to-consumer comparable net sales soared 28% and wholesale segment net sales rose 31% for the quarter.

“I am pleased to announce record sales and operating profits for the quarter, as well as our second highest operating margin rate for the fourth quarter and year,” said Glen T. Senk, Chief Executive Officer. “It was another year of strong performance as we delivered 17% sales growth, 22% operating income growth, and executed our long standing goal of growing profits faster than sales,” finished Mr. Senk.

Net sales by brand and channel for the three and twelve months were as follows:

	Three Months Ended January 31		Twelve Months Ended January 31
	2011	2010	2011	2010
Net sales by brand
Urban Outfitters	$321,772	$284,068	$1,041,502	$917,223
Anthropologie	283,418	257,759	1,011,999	842,374
Free People	58,941	43,589	202,493	163,634
Other	4,259	3,077	18,108	14,584

Total Company	$668,390	$588,493	$2,274,102	$1,937,815

Net sales by channel
Retail Stores	$492,381	$452,774	$1,720,002	$1,509,994
Direct-to-consumer	145,282	112,231	433,790	323,739

Retail Segment	637,663	565,005	2,153,792	1,833,733

Wholesale Segment	30,727	23,488	120,310	104,082

Total Company	$668,390	$588,493	$2,274,102	$1,937,815

For the fourth quarter ended January 31, 2011, gross profit margin percentage declined by 208 basis points versus the prior year’s comparable period. This decrease was primarily due to increased merchandise markdowns to clear seasonal inventory associated with changing women’s apparel fashion trends, along with higher shipping costs associated with increased penetration of international direct-to-consumer business.

For the year ended January 31, 2011, gross profit margin improved by 62 basis points versus the prior year’s comparable period. The increase was primarily due to improved merchandise margins and leveraging of store occupancy expense driven by positive comparable store sales.

As of January 31, 2011, total comparable retail segment inventories (which includes our direct-to-consumer channel) increased by 10% at cost while total comparable store inventory increased by 4% at cost. Total inventories grew by $43 million or 23%, on a year-over-year basis, driven primarily by the acquisition of inventory to stock new retail stores.

For the fourth quarter ended January 31, 2011, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 7 basis points. This increase was primarily due to continued investments in systems, international expansion, including our new European distribution and fulfillment center and start up expenses for BHLDN which launched on February 14th, 2011. For the year ended January 31, 2011, selling, general and administration expenses, expressed as a percentage of net sales, decreased by 11 basis points versus the prior comparable period. This decrease was primarily due to leveraging of direct store fixed and controllable costs helped by the positive comparable retail segment sales during the year.

The Company’s annual effective tax rate for January 31, 2011 decreased to 34.6% from 36.2% in the prior year. This decrease was due to the favorable mix of earnings in certain foreign jurisdictions and the current year federal rehabilitation credit.

On February 28, 2006, our Board of Directors approved a stock repurchase program. The program authorizes the Company to purchase up to 8 million shares of our common shares from time-to-time, based upon prevailing market conditions. We repurchased 1.2 million common shares during the fiscal year ended January 31, 2007. During the quarter ended January 31, 2011 the Company did not repurchase any shares. During the year ended January 31, 2011 the Company repurchased and subsequently retired 6.3 million common shares for $205 million. On November 16, 2010, our Board of Directors authorized the repurchase of 10 million additional shares of the Company’s common stock, from time-to-time, subject to prevailing market conditions. This authorization supplements the Company’s 2006 stock repurchase program.

During the year ended January 31, 2011, the Company has opened a total of 46 new stores including: 21 Urban Outfitters stores, 16 Anthropologie stores and 9 Free People stores.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 176 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and two web sites; 153 Anthropologie stores in the United States, Canada and Europe, catalogs and two websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 42 Free People stores, catalogs and web site; Leifsdottir wholesale, which sells its product to approximately 65 specialty stores and select department stores, and a Leifsdottir web site and 1 Terrain garden center and web site as of January 31, 2011.

Management’s fourth quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss fourth quarter and year end results and will be web cast at 5:00 pm. EST at: http://investor.urbn.com/phoenix.zhtml?c=115825&p=irol-irhome

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended January 31,		Year Ended January 31,
	2011	2010	2011	2010

Net sales	$668,390	$588,493	$2,274,102	$1,937,815
Cost of sales, including certain buying, distribution and occupancy costs	403,330	342,832	1,337,482	1,151,670

Gross profit	265,060	245,661	936,620	786,145
Selling, general and administrative expenses	144,737	126,999	522,417	447,161

Income from operations	120,323	118,662	414,203	338,984
Other income, net	1,090	575	3,005	5,422

Income before income taxes	121,413	119,237	417,208	344,406
Income tax expense	46,175	41,562	144,250	124,513

Net income	$75,238	$77,675	$272,958	$219,893

Net income per common share:
Basic	$0.46	$0.46	$1.64	$1.31

Diluted	$0.45	$0.45	$1.60	$1.28

Weighted average common shares and common share equivalents outstanding:
Basic	164,188,852	168,499,260	166,896,322	168,053,502

Diluted	167,677,305	172,421,607	170,333,550	171,230,245

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	60.3%	58.3%	58.8%	59.4%

Gross profit	39.7%	41.7%	41.2%	40.6%
Selling, general and administrative expenses	21.7%	21.5%	23.0%	23.1%

Income from operations	18.0%	20.2%	18.2%	17.5%
Other income, net	0.2%	0.1%	0.1%	0.3%

Income before income taxes	18.2%	20.3%	18.3%	17.8%
Income tax expense	6.9%	7.1%	6.3%	6.4%

Net income	11.3%	13.2%	12.0%	11.4%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31, 2011	January 31, 2010

Assets

Current assets:
Cash and cash equivalents	$340,257	$159,024
Marketable securities	116,420	342,512
Accounts receivable, net of allowance for doubtful accounts of $1,015 and $1,284, respectively	34,439	38,405
Inventories	229,561	186,130
Prepaid expenses, deferred taxes and other current assets	81,237	80,142

Total current assets	801,914	806,213

Property and equipment, net	586,346	539,961
Marketable securities	350,975	243,445
Deferred income taxes and other assets	52,365	46,474

Total Assets	$1,791,600	$1,636,093

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$82,904	$78,041
Accrued expenses, accrued compensation and other current liabilities	126,057	110,508

Total current liabilities	208,961	188,549

Deferred rent and other liabilities	171,749	150,769

Total Liabilities	380,710	339,318

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 164,413,427 and 168,558,371 issued and outstanding, respectively	17	17
Additional paid-in-capital	27,603	184,620
Retained earnings	1,394,190	1,121,232
Accumulated other comprehensive loss	(10,920)	(9,094)

Total Shareholders’ Equity	1,410,890	1,296,775

Total Liabilities and Shareholders’ Equity	$1,791,600	$1,636,093